UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 10, 2014

PLC SYSTEMS INC.

(Exact name of registrant as specified in its charter)

Yukon Territory, Canada	1-11388	04-3153858
(State or other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(IRS Employer Identification No.)

PLC Systems Inc. 459 Fortune Boulevard Milford, Massachusetts	01757
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 541-8800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Information

On September 10, 2014, PLC Systems Inc. (the “Company”) announced that a poster on an independent randomized and controlled clinical trial showing that Matched Hydration Therapy (MHT) utilizing PLC’s RenalGuard® product had been presented at the European Society of Cardiology (ESC) Congress in Barcelona, Spain, and published in the European Health Journal as Abstract 756. In addition new ESC/EACTS Guidelines on myocardial revascularization were published in conjunction with this meeting.

The trial concluded that MHT is safe and can effectively reduce contrast induced acute kidney injury incidence in chronic kidney disease patients undergoing coronary angiography or percutaneous intervention, compared to their current standard of care. In addition, a one year follow-up indicated that Matched Hydration Therapy is associated with limited chronic kidney disease progression, lower incidence of Major-Adverse-Cardiovascular-and-Cerebrovascular-Events and less and shorter hospitalizations; economic assessment shows that Matched Hydration Therapy could be cost-saving.

The trial, which was comprised of 100 consecutively enrolled patients randomly assigned to either the study group or control group, took place between October 2011 and 2013 at Molinette Hospital at the University of Turin in Turin, Italy, and was conducted by 10 clinicians under the leadership of Dr. Tullio Usmiani.

In addition at this meeting the European Society of Cardiology (ESC) and the European Association for Cardio-Thoracic surgery (EACTS) published their new guidelines on myocardial revascularization.

Included in the recommendation for prevention of contrast induced nephropathy (CIN) was the following recommendation. “Furosemide with matched hydration may be considered over standard hydration in patients at very high risk for CIN or in cases where prophylactic hydration before the procedure cannot be accomplished. These guidelines were presented with a dose recommendation that follows the existing RenalGuard protocol and is given with a Class IIb recommendation and a level of evidence of A.

The complete document can be found on their website.

http://eurheartj.oxfordjournals.org/content/early/2014/08/28/eurheartj.ehu278.short

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 10, 2014		PLC SYSTEMS INC.

	By:	/s/ Gregory W. Mann
Gregory W. Mann
Chief Financial Officer